Exhibit 99.1

                 Baker Reports Second Quarter Financial Results

    PITTSBURGH, Aug. 15 /PRNewswire-FirstCall/ -- Michael Baker Corporation (Amex: BKR) today reported its financial results for the second quarter and first six months of 2003.

    (Logo:  http://www.newscom.com/cgi-bin/prnh/20020605/BAKERLOGO )

    For the quarter, Baker posted net income of $68,000, or $0.01 per diluted share, on total contract revenues of $105 million. This compares with net income of $3.5 million, or $0.41 per diluted share, on total contract revenues of $105 million in second-quarter 2002. Significant items contributing to the decline in quarter-over-quarter earnings include: a pre-tax charge of $800,000 related to the impairment of the company's investment in Energy Virtual Partners, Inc. (EVP); costs related to the infrastructure and amortization of the company's new information systems; increased interest costs associated with the financing of the company's debt; the overall mix of project work in the Energy segment, which is yielding relatively lower margins; delays in the commencement of certain public sector projects, as well as a continued slowness in private sector contract activity, in the Engineering business; and a higher than anticipated Federal tax rate due to the mix of operating earnings for the quarter.

    In March 2002, Baker invested $1.0 million in EVP as a means of enhancing and expanding its OPCO(R) service offering in the Gulf of Mexico. EVP was a development stage operation with a unique business model that has yet to gain acceptance. EVP continues to evaluate its options, but its Board has voted to liquidate by August 15 if a clear, feasible business strategy is not developed.

    Revenues in the Engineering business were unchanged from the year-ago quarter, while operating income, before corporate overhead allocations, declined 43 percent over the same period as a result of many of the factors listed above. However, labor utilization rates in Engineering improved during the second quarter relative to the first quarter of 2003.

    Revenues in the Energy business were also unchanged from the second quarter of 2002, while operating income, before corporate overhead allocations, declined 30 percent due to the change in project mix mentioned above. The largest factor in the project mix compared to the prior period was an 88 percent decrease in OPCO-related revenue. As mentioned in previous reports, the company recently received a significant onshore OPCO-style contract with Huber Energy.

    As addressed in the first quarter 2003 earnings report, Baker's short-term liquidity was adversely impacted by changes in its billing process related to the implementation of the new information systems. During the second quarter, this was reflected in a slower rate of cash collections, which resulted in the company's increased utilization of its credit facility. Accordingly, interest expense was ($228,000) and interest income was $12,000 for the current quarter, compared to interest expense of ($20,000) and interest income of $79,000 in second quarter 2002.

    At June 30, 2003, borrowings totaling $32.3 million were outstanding under the $40 million facility. This increased level of borrowings at quarter-end required the company to seek and obtain a waiver of several of its financial ratio covenants. Due to the difficulty of accurately forecasting the amount of borrowings at September 30, 2003, as well as the lower level of earnings for the trailing four quarters, management is not certain that it will be in compliance with the financial covenants in its bank agreement at September 30, 2003. Consequently, the Company's borrowings have been reflected as current liabilities, but management anticipates that the credit facility will be renegotiated in the near future, extending the maturity, and modifying financial ratios as necessary to reflect the borrowings as long-term liabilities.

    For the first six months of 2003, the company recorded a net loss of ($29,000), or $0.00 per diluted share, on total contract revenues of $204 million, as compared to net income of $5.2 million, or $0.61 per diluted share, on total contract revenues of $201 million in the first six months of 2002.

    Total backlog for the company was $647 million at June 30, 2003, compared to $545 million at year-end 2002.

    Commenting on the results, President and Chief Executive Officer Donald P. Fusilli, Jr., said, "We are very disappointed with these results. The impact of current market conditions -- particularly the budget constraints of our state clients, the uncertain economic conditions that are delaying capital investments by our private sector customers, and the continued change in ownership of oil and gas properties in the Gulf of Mexico shelf -- are severely hindering our growth agenda. Consequently, investments we have made in the organization that have added to our cost structure are being challenged so that they may be brought more in line with the present business environment. We are also looking at options to manage our rising insurance costs, especially medical and casualty. Nevertheless, we remain committed to our business strategy and believe strongly that it will position us to create improved value for our shareholders as economic and market conditions improve." He added that the company will not be providing revised revenue or earnings guidance for 2003 until it has completed its cost review and management process.

    Michael Baker Corporation has scheduled a conference call and webcast for Tuesday, August 19 at 10:00 AM Eastern Daylight Time to discuss the quarterly results. Please call 800-860-2442 at least 10 minutes prior to the start of the call. To access the webcast, please visit the investor relations portion of Baker's website at www.mbakercorp.com .

    Michael Baker Corporation ( www.mbakercorp.com ) provides engineering and energy expertise for public and private sector clients worldwide. The firm's primary services include engineering design for the transportation and civil infrastructure markets, operation and maintenance of oil and gas production facilities, architecture, environmental services, and construction management for building and transportation projects. Baker has more than 4,200 employees in over 30 offices across the United States and internationally.


    (The above information includes certain forward-looking statements concerning future operations and performance of the Company. Forward looking statements are subject to market, operating and economic risks and uncertainties that may cause the Company's actual results in future periods to be materially different from the performance suggested above. Factors that may cause such differences include, among others: increased competition; increased costs; changes in general market conditions; changes in industry trends; changes in the regulatory environment; changes in anticipated levels of government spending on infrastructure; and changes in loan relationships or sources of financing. Such forward-looking statements are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.)



     FINANCIAL SUMMARY
     (Unaudited)

     Operating Results                           For the quarter ended June 30
     (In thousands, except earnings per
      share)                                        2003               2002

     Total contract revenues                      $104,799           $104,760
     Gross profit                                  $15,019            $17,842
     Income from operations                         $1,150             $6,156
     Income before taxes                              $122             $6,225
     Net income                                        $68             $3,486
     Basic weighted average shares
      outstanding                                    8,312              8,346

     Basic net income per share                      $0.01              $0.42
     Diluted net income per share                    $0.01              $0.41


     Operating Results                        For the six months ended June 30
     (In thousands, except earnings per
      share)                                        2003               2002

     Total contract revenues                      $204,098           $200,681
     Gross profit                                  $28,465            $32,623
     Income from operations                         $1,039             $9,316
     (Loss)/income before taxes                       $(57)            $9,370
     Net (loss)/income                                $(29)            $5,200
     Basic weighted average shares
      outstanding                                    8,329              8,316
     Basic net income per share                       $-                $0.63
     Diluted net income per share                     $-                $0.61


                                            For the three      For the six
     Total Contract Revenues                 months ended      months ended
     (In millions)                        6/30/03  6/30/02   6/30/03  6/30/02

     Engineering                            $61.6     $61.9    $120.3  $120.2
     Energy                                  43.2      42.9      83.8    80.5
      Non-Core                                 -         -         -       -
          Total                            $104.8    $104.8    $204.1  $200.7


     Income from Operations
     without Corporate Expenses Allocated   For the three   For the six months
                                             months ended         ended
     (In millions)                         6/30/03   6/30/02  6/30/03  6/30/02

     Engineering                             $3.5      $6.1      $6.4   $10.4
     Energy                                   2.3       3.3       3.5     5.0
     Non-Core                                (0.1)     (0.5)      0.2    (0.6)
         Subtotal - segments                  5.7       8.9      10.1    14.8
     Corporate/Insurance                     (4.5)     (2.7)     (9.1)   (5.5)
         Total                               $1.2      $6.2      $1.0    $9.3

      Backlog
     (In thousands)                              At 6/30/03        At 12/31/02

      Total                                       $646,500           $545,200


     Condensed Balance Sheet
     (In thousands)                              At 6/30/03        At 12/31/02

     ASSETS
     Cash and cash equivalents                      $7,407             $9,885
     Receivables                                    80,842             65,742
     Costs in excess of billings                    55,058             29,723
     Prepaid expenses and other                      5,206              6,220
         Total current assets                      148,513            111,570

     Property, plant and equipment, net             18,433             17,459
     Goodwill and other intangible
      assets, net                                    9,376              9,519
     Other assets                                    6,847              6,549
         Total assets                             $183,169           $145,097

     LIABILITIES & SHAREHOLDERS'
      INVESTMENT
     Current portion of long-term debt             $33,257                 $-
     Accounts payable                               23,037             20,373
     Accrued compensation and insurance             24,418             20,977
     Other accrued expenses                         18,577             25,009
     Billings in excess of costs                     9,825              4,191
         Total current liabilities                 109,114             70,550

     Other                                           3,163              3,128
         Total liabilities                         112,277             73,678

     Common Stock                                    8,711              8,694
     Additional paid-in capital                     38,301             38,146
     Retained earnings                              27,382             27,411
     Other comprehensive loss                         (495)              (569)
     Unearned compensation expense                     (54)                 -
     Less - Treasury shares                         (2,953)            (2,263)
         Total shareholders' investment             70,892             71,419
         Total liabilities &
          shareholders' investment                $183,169           $145,097



SOURCE  Michael Baker Corporation
    -0-                             08/15/2003
    /CONTACT: David Higie of Michael Baker Corporation, +1-412-269-6449/ /Photo: NewsCom: http://www.newscom.com/cgi-bin/prnh/20020605/BAKERLOGO
             AP Archive:  http://photoarchive.ap.org
             PRN Photo Desk, 888-776-6555 or 212-782-2840/
    /Web site:  http://www.mbakercorp.com /
    (BKR)

CO:  Michael Baker Corporation
ST:  Pennsylvania
IN:  CST
SU:  ERN MAV CCA